Exhibit 3.1

Execution Version
AMENDMENT NO. 3 TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
EVOLVE TRANSITION INFRASTRUCTURE LP
This Amendment No. 3 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Evolve Transition Infrastructure LP, a Delaware limited partnership (the “Partnership”), dated as of August 2, 2019, as amended by the letter agreement, dated as of November 16, 2023, by and between the Partnership and Stonepeak Catarina Holdings, LLC, as further amended by Amendment No. 1 thereto, effective as of February 26, 2021 and Amendment No. 2 thereto, effective as of May 15, 2023 (as amended, the “Partnership Agreement”) is entered into effective as of July 17, 2023. Capitalized terms used but not otherwise defined in this Amendment have the meanings given to such terms in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that does not adversely affect the Limited Partners in any material respect or that the General Partner determines to be necessary or appropriate in connection with a split of its Partnership Interests; and
WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may effect a combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event; and
WHEREAS, the General Partner, on behalf of the Partnership, has previously authorized a one-for-thirty reverse split of its Common Units, to be effected by the combination of each thirty Common Units Outstanding into one Common Unit (the “Unit Split”); and
WHEREAS, in accordance with Section 5.6(b) of the Partnership Agreement, the General Partner set July 17, 2023 as the Record Date for the Unit Split and provided notice to the Partnership’s Record Holders that the combination of Common Units in connection with the Unit Split would occur on such Record Date; and
WHEREAS, the Board of Directors, for and on behalf of the General Partner, deems it in the best interests of the Partnership to adopt this Amendment in order to, among other things, make such changes as are necessary and appropriate in connection with the Unit Split.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:
A.Amendments. The Partnership Agreement is hereby amended as follows:
1

1.The definition of “First Target Distribution” in Section 1.1 of the Partnership Agreement is hereby amended to substitute the following for “$0.575” appearing therein: “$17.25”.
2.The definition of “Minimum Quarterly Distribution” in Section 1.1 of the Partnership Agreement is hereby amended to substitute the following for “$0.50” appearing therein: “$15.00”.
3.The definition of “Second Target Distribution” in Section 1.1 of the Partnership Agreement is hereby amended to substitute the following for “$0.625”appearing therein: “$18.75”.
4.The definition of “Third Target Distribution” in Section 1.1 of the Partnership Agreement is hereby amended to substitute the following for “$0.875” appearing therein: “$26.25”.
B.Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
C.Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D.Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the effective date written above.

GENERAL PARTNER: EVOLVE TRANSITION INFRASTRUCTURE GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Interim Chief Executive Officer, Chief Financial Officer and Secretary

Signature Page to Amendment No. 3 to
Third Amended and Restated Agreement of Limited Partnership of
Evolve Transition Infrastructure LP